SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 29, 1999

                                   ----------


                          GT INTERACTIVE SOFTWARE CORP.
             (Exact name of registrant as specified in its charter)


            Delaware                       0-27338               13-3689915
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
 incorporation or organization)                              identification no.)

          417 Fifth Avenue,                                        10016
            New York, NY                                         (Zip code)
  (Address of principal executive
              offices)

       Registrant's telephone number, including area code: (212) 726-6500

Item 5.  Other Events

                  On June 29, 1999, the Registrant and the lenders under its existing $125 million credit facility amended the Credit Agreement, dated as of September 11, 1998 (the "New Credit Agreement"), to increase the Registrant's borrowing base by an additional $20 million until March 31, 2000, to remove certain financial covenants under the New Credit Agreement and to require guarantees from all of the Registrant's U.S. subsidiaries and a security interest on all of the assets of the Registrant and such subsidiaries. Under the New Credit Agreement, as amended, the borrowings bear interest at either the bank's reference rate (which is generally equivalent to the published prime rate) plus 2.5% or LIBOR plus 4% and the Registrant pays, on the unused portion of the credit facility, a commitment fee of 0.50% per annum. The amended New Credit Agreement also requires maintenance of certain EBITDA levels and limits on capital expenditure amounts. To induce the lenders to amend the New Credit Agreement, the Registrant paid the lenders an amendment fee of 1.75% on the existing credit facility, as well as certain arrangement fees and annual agent fees. As an additional inducement, the Registrant issued to the lenders warrants to purchase, at an exercise price of $0.01 per share, an aggregate of 750,000 shares of the Registrant's common stock with varying vesting schedules for exercisability. Of these, warrants to purchase 275,000 shares of common stock are immediately exercisable and warrants to purchase the remaining 475,000 shares of common stock will become exercisable only upon the occurrence of certain events.

                  As a further condition to the lenders' agreement to amend the New Credit Facility, on June 29, 1999, the Registrant received commitments from certain affiliates of General Atlantic Partners, LLC (together with its affiliates, "General Atlantic") and certain members of the Cayre family (together with General Atlantic, the "Junior Debtholders") to loan to the Registrant an aggregate of $30.0 million (the "Junior Debt"). Certain members of the Cayre family and affiliates of General Atlantic own, in the aggregate, a significant percentage of the Registrant's common stock. The Junior Debt would be made available to the Registrant on or before July 30, 1999. Of the $30.0 million which the Junior Debtholders are obligated to loan the Registrant, $20.0 million would be funded by General Atlantic and $10.0 million would be funded by the Cayre family. The Junior Debt would be evidenced by promissory notes (the "Notes") from the Registrant to the Junior Debtholders. The Registrant will use the borrowings under the Notes to prepay a portion of the amount borrowed under the New Credit Agreement, which may be reborrowed.

                  To induce General Atlantic to enter into the commitments, the Registrant amended the terms of the Certificate of Designation designating its Series A Convertible Preferred Stock (the "Preferred Stock") to provide that in the event of a change of control, the holders of the Preferred Stock will receive, before any payment or distribution is made on any other equity securities of the Registrant, an amount equal to the liquidation preference set forth in the Certificate of Designation plus all accrued and unpaid dividends thereon to the date fixed for such change of control. Further, the Registrant issued to General Atlantic warrants (the "Commitment Warrants") to purchase, at an exercise price equal to $0.01 per share, an aggregate of

500,000 shares (subject to anti-dilution adjustments) of the Registrant's common stock. The Cayre family has granted to General Atlantic an option to purchase a total of 1,333,333 shares of the Registrant's common stock owned by them. In addition, the Registrant will amend the Registration Rights Agreement, dated February 23, 1999, between the Registrant and General Atlantic, to extend those registration rights to the shares of common stock issuable upon exercise of the Commitment Warrants and any additional warrants issued to General Atlantic, as described below.

                  The Notes will mature on July 30, 2000 (the "Maturity Date") and will bear cumulative interest, compounding quarterly, at the rate of 9% per year until January 1, 2000, on which date the rate will increase to 12% per year. All accrued and unpaid interest will be due and payable in cash on the earlier of (i) the Maturity Date and (ii) the first business day after the credit facility has been repaid in full. In the event of a change in control of the Registrant, the Registrant is required to prepay the aggregate unpaid principal amount of the Notes plus all accrued and unpaid interest thereon. After the amount borrowed under the New Credit Agreement has been repaid in full, the Registrant may prepay the Notes in whole or in part. The Notes, including all unpaid principal of and interest thereunder, will be subordinate and junior in right of payment to all amounts owed under the New Credit Agreement, as amended.

                  On July 29, 1999, the Junior Debtholders funded the Junior Debt and the Registrant issued the Notes to the Junior Debtholders. Concurrently with the issuance of the Notes, the Registrant issued to the Junior Debtholders warrants to purchase, at an exercise price of $0.01 per share, an aggregate of 1,500,000 shares of the Registrant's common stock. The Cayre family assigned their pro rata share of these warrants to General Atlantic.

                  Under certain circumstances, the Registrant may be obligated to issue additional warrants to the Junior Debtholders.


Item 7.  Exhibits

3.1 Amended Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock

10.1 Second Amendment, Waiver and Agreement, dated as of June 29, 1999, by and among the Registrant, the Lenders thereto and First Union National Bank, as Administrative Agent

10.2 Amended and Restated Security Agreement, dated as of June 29, 1999, by and among the Registrant, certain of its subsidiaries and First Union National Bank, as Administrative Agent

10.3 Amended and Restated Pledge Agreement, dated as of June 29, 1999, by the Registrant and certain of its subsidiaries in favor of First Union National Bank, as Administrative Agent

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       GT INTERACTIVE SOFTWARE CORP.


Date:    August 5, 1999                By: /s/ THOMAS A.  HEYMANN
                                           ----------------------------------
                                       Name:  Thomas A. Heymann
                                       Title: Chairman of the Board of Directors
                                              and Chief Executive Officer